Exhibit 10.3

Mattersight Corporation

200 S. Wacker Drive

Chicago, IL 60606

December 19, 2011

This letter agreement confirms certain understandings between Mattersight Corporation (“Mattersight”) and             (the “Series B Stockholder”), holder of             shares of 7% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”).

The Series B Stockholder and Mattersight hereby agree as follows:

1.	The Series B Stockholder, solely in his capacity as a holder of Series B Preferred Stock, waives any claim he may have against Mattersight to receive any mandatory cash distributions or payments solely as a result of the sale of Mattersight’s Integrated Contact Solutions Business Unit.

2.	The Series B Stockholder acknowledges and consents to the terms of the Purchase and Settlement Agreement (the “Purchase and Settlement Agreement”) to be entered into by Mattersight with certain other holders of Series B Preferred Stock (the “TCV Entities”), including the purchase by Mattersight of all Series B Preferred Stock of Mattersight held by the TCV Entities.

3.	Mattersight has informed the Series B Stockholder that Mattersight is contemplating a tender offer expected to commence in the first quarter of 2012 for up to 200,000 shares of Series B Preferred Stock at a cash purchase price of $8.60 per share, plus accrued and unpaid dividends. The Series B Stockholder hereby informs Mattersight that he will not tender his Series B Preferred Stock and agrees not to participate in the proposed tender offer.

4.	The Series B Stockholder agrees that all information provided to him in connection with his consideration of the matters described in this letter, including the Purchase and Settlement Agreement, the proposed tender offer and any information related thereto, is confidential, and the Series B Stockholder agrees to preserve the confidentiality of such information and agrees not to use any such information for any purpose other than for considering the agreements set forth in this letter.

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Very truly yours,

MATTERSIGHT CORPORATION

By:
Name: Kelly D. Conway
Title: President and Chief Executive Officer

Agreed and Accepted: